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EXHIBIT 3.1.3
                          CERTIFICATE OF AMENDMENT TO
                           ARTICLES OF INCORPORATION
                                      OF
                     INLAND NORTHWEST BANCORPORATION, INC.


  KNOW ALL MEN BY THESE PRESENTS, that we, Frederick M. Schunter and Jennifer L. Johnson, President and Secretary, respectively, of Inland Northwest Bancorporation, Inc., a Washington corporation, do hereby certify as follows:

                                       I.

  At a regular meeting of the Board of Directors held on March 23, 1993, the Directors were asked to consider adoption of an amendment to the Articles of Incorporation to provide for staggered terms for the election of Directors. Upon motion duly made and seconded, and after discussion, the following amendment to the Articles of Incorporation was adopted unanimously:

  Article VIII of the Articles of Incorporation of this Corporation is hereby amended by adding the following paragraph:

     At the 1994 Annual Meeting of Shareholders, the Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1995 Annual Meeting of Shareholders, the term of office of the second class to expire at the 1996 Annual Meeting of Shareholders and the term of office of the third class to expire at the 1997 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification on election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

                                      II.

  Pursuant to (S)23B.10.050 of the Washington Business Corporation Act, this Amendment was adopted to the Articles of Incorporation without Shareholder action, as the Corporation has not yet issued shares of common stock.

  IN WITNESS WHEREOF, the President and Secretary have hereunto set their hands on this 23rd day of March, 1993.
        ----

                            INLAND NORTHWEST BANCORPORATION, INC.


                            By: /s/ Frederick M. Schunter
                               --------------------------------------------
                                  Frederick M. Schunter, President
ATTEST:


/s/ Jennifer L. Johnson
----------------------------------
Jennifer L. Johnson, Secretary

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STATE OF WASHINGTON    )
                       ) ss.
County of Spokane      )

  On this 23rd day of March, 1993, before me, the undersigned Notary Public,
          ----        -----
personally appeared FREDERICK M. SCHUNTER and JENNIFER L. JOHNSON, to me known to be the President and Secretary, respectively, of INLAND NORTHWEST BANCORPORATION, INC., and executed the foregoing Certificate of Amendment to the Articles of Incorporation as the free and voluntary act of said Corporation for the uses and purposes mentioned in the instrument.

  Given under my hand and official seal the day and year first above written.


                                 /s/
                                 ------------------------------------------
                                 Notary Public in and for the State
                                 of Washington, residing at Spokane
                                 My commission expires: 4-26-95
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